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                                                                    EXHIBIT 99.1

NEWS RELEASE


Contact(s):     Media Inquiries:                       Visteon Corporation

              Liane Smyth                              Public Affairs
              313-755-2916                             5500 Auto Club Drive
              lsmyth1@visteon.com                      Dearborn, Michigan 48216

              Facsimile: 313-755-7983

              Investor inquiries:
              Kent Niederhofer
              313-755-3699
              kniederh@visteon.com


                                                         [VISTEON LOGO]

DRAFT RELEASE

VISTEON ANNOUNCES ADDITION OF TWO MEMBERS TO
BOARD OF DIRECTORS

DEARBORN, Mich., Jan. 10, 2001 - Visteon Corporation (NYSE: VC) today announced that its Board of Directors has elected Charles L. Schaffer and Steven K. Hamp as members of the Board, effective immediately. They join Peter J. Pestillo, Visteon's Chairman and Chief Executive Officer, and William Gray, Robert Teeter and Robert Jenkins on the Board. The individuals selected were:

CHARLES L. SCHAFFER OF ATLANTA, GA. Until his retirement in December 2000, Schaffer was Chief Operating Officer for United Parcel Service. Prior to his position as COO, Schaffer had responsibility for strategic planning, plant engineering, the automotive sector and industrial engineering. Additionally, he served on the UPS Board of Directors and Management Committee since the early 1990s. Before joining UPS in 1970, Schaffer served as a combat engineer for the U.S. Army in Vietnam. Schaffer also is a member of the Board of Trustees for Kettering University and is former Chairman of the Board of that institution.

STEVEN K. HAMP OF ANN ARBOR, MICH. Hamp is President of Henry Ford Museum & Greenfield Village. He has been with the museum for more than 20 years, serving in a number of

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leadership roles including Director of Educational Programs, Director of
Programming, Chairman of Collections and Chief Curator of Archival and Library Collections. His many accomplishments at the museum include the largest capital campaign in its history, restoration and expansion of the physical plant, launching the Henry Ford Academy (a public high school), and introducing an IMAX(R) theatre to the museum's campus. Prior to joining Henry Ford, Hamp worked at several museums including the Smithsonian Institute, the University of Michigan Museum of Art and the Indiana University Museum of History, Folklore and Anthropology. In addition to serving on Visteon's Board, Hamp also serves on the boards of the Henry Ford Academy, the Michigan Travel Commission, and The Detroit Economic Growth Corporation and the Detroit Metro Convention and Visitors Bureau. He has a distinguished record of public service, including chairing a new eight-county Greenways environmental initiative in Metro Detroit. In 1999, Hamp was recognized as Michiganian of the Year. And in 2000, Hamp was honored as the first recipient of the Helen and Bill Milliken Distinguished Service Award from the Michigan Environmental Council.

"These two individuals are an invaluable addition to Visteon's Board of Directors, not only because they bring with them diverse backgrounds, but because they understand Visteon's global perspective and its need for continued growth and success within the automotive industry," Pestillo said.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com




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